UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                        Blonder Tongue Laboratories, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   093698 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement|_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                      13G
CUSIP No.     093698 10 8                           Page   2   of   4  Pages
          -------------------                             ---      ---
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1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 James H. Williams

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (a)      /_/
        (b)      /_/
        N/A
3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5       SOLE VOTING POWER
                 2,078,025 shares of Common Stock (includes 57,173 shares of Common Stock which are subject to an option granted by James
                 H. Williams to another person)

6       SHARED VOTING POWER
                 N/A

7       SOLE DISPOSITIVE POWER
                 2,078,025 shares of Common Stock (includes 57,173 shares of Common Stock which are subject to an option granted by James
                 H. Williams to another person)

8       SHARED DISPOSITIVE POWER
                 N/A

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,078,025 shares of Common Stock (includes 57,173 shares of Common Stock which are subject to an option granted by James
                 H. Williams to another person)

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/
        N/A

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 25.1%

12      TYPE OF REPORTING PERSON
                 IN

---------------------------------                   ----------------------------
                                          13G
CUSIP No.     093698 10 8                             Page   3    of   4  Pages
          -----------------------                           ---       ---
---------------------------------                   ----------------------------


Item 1.
              (a) Name of Issuer:  Blonder Tongue Laboratories, Inc.

              (b) Address of Issuer's Principal Executive Office:
                  One Jake Brown Road, Old Bridge, New Jersey 08857.

Item 2.
              (a) Name of Person Filing:  James H. Williams

              (b) Address of Principal Business Office or, if none,
              Residence: c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, New Jersey 08857.

              (c) Citizenship:  United States of America

              (d) Title of the Class of Securities: Common Stock

              (e) CUSIP number: 093698 10 8


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

              N/A

Item 4.       Ownership

              See item nos. 5 through 11 on the second part of the cover sheet.

Item 5.       Ownership of Five Percent or Less of a Class

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

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                                          13G
CUSIP No.     093698 10 8                             Page   4    of   4  Pages
          -----------------------                           ---       ---
---------------------------------                   ----------------------------



Item 9.        Notice of Dissolution of Group

               N/A

Item 10.       Certification

               N/A



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     January 13, 1998
                                     ----------------------------------------
                                                      Date


                                     /s/ James H. Williams
                                     ----------------------------------------
                                                    Signature




                                     James H. Williams
                                     ----------------------------------------
                                     Name/Title